Exhibit 10.1

April 19, 2021

Jennifer Wheler MD

Re:	Employment Agreement

Dear	Jennifer:

We are very excited about the prospect of your joining Codiak BioSciences (“Codiak”)! It is a great time to be joining the Codiak team. This letter agreement (the “Agreement”) is made as of April 19, 2021 between Codiak BioSciences, Inc., a Delaware corporation (“Codiak” or the “Company”), and Jennifer Wheler MD (the “Executive”) (together, the “parties”) and is effective as of May 10, 2021.

1. Position and Duties. The Executive shall serve as the Chief Medical Officer of the Company and shall have such duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) and the Company’s Board of Directors (including any committees thereof, the “Board”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Except as set forth on Exhibit A, the Executive may not serve on other boards of directors or engage in outside business activities without the prior written consent of the Board, but the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board in advance and do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary will be paid at the rate of $450,000 per year and will be paid in accordance with the Company’s standard payroll practices. The Executive’s base salary may be reviewed and adjusted by the Board. The base salary in effect at any given time is referred to herein as “Base Salary.”

(b) Bonus. The Executive will be eligible to participate in the Executive Cash Bonus Plan in effect from time to time (“Bonus Plan”). The Executive’s initial target annual cash incentive compensation will be 40 percent of the Executive’s Base Salary. The terms and conditions of the Executive’s bonus compensation, if any, shall be subject to the terms of the Bonus Plan (as the Plan is amended or altered by the Board in its discretion from time to time).

(c) Expenses. The Executive shall be entitled to reimbursement for all reasonable and documented business expenses incurred by the Executive in performing services hereunder, subject to Codiak’s applicable policies and procedures.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. To avoid doubt, Codiak may alter the terms of, or eliminate, its employee benefit plans in its discretion.

Codiak BioSciences, Inc. – 35 Cambridge Park Drive, Suite 500, Cambridge, MA 02140

www.codiakbio.com

(e) Equity Compensation. The Executive shall be eligible to participate in the Company’s equity incentive program, subject to approval by the Company’s Board. The Executive’s eligibility for and other rights with respect to any granted equity awards will be governed by the Equity Documents. We will recommend to the Board that the Executive be granted stock options to purchase 100,000 shares of Codiak’s common stock. If the option is granted, the shares subject to the foregoing option will vest over a 4-year period from the start date of employment, with the first 25% vesting on the first anniversary of the start date of employment and the remaining shares vesting in equal quarterly installments over the three years thereafter, subject to the Executive’s continued employment with Codiak on each applicable vesting date.

The options described in this Section (both time-based and performance based) are referred to as the “Options.” The exercise price for each share of Common Stock subject to the foregoing Options will be equal to the fair market value per share of the Common Stock on the date of grant of such options, as determined by the Board. To the extent this letter conflicts with the Equity Documents, the Equity Documents shall control.

(f) Vacation. The Executive shall be entitled to vacation consistent with, and subject to, the Company’s vacation policy in effect from time to time (the “Vacation Policy”), which Policy is subject to change by the Company. Currently, the Vacation Policy provides the Executive with 20 paid vacation days each year, subject to accrual conditions and the other terms of the Policy. The Executive shall also be entitled to all Company paid holidays as designated by the Company from time to time.

3. Termination.

(a) At-Will. The Executive’s employment hereunder is at-will and may be terminated by the Executive or the Company at any time and for any reason. Nothing herein constitutes a contract of employment for any specified duration or a guarantee of any level of benefits or compensation in the future.

(b) Accrued Compensation. In connection with the termination of Executive’s employment for any reason, the Company shall pay the Executive any Base Salary earned through the last day of the Executive’s employment with the Company (such date, the “Termination Date”), any unpaid and timely submitted expense reimbursements (subject to Section 2(c)) and any unused vacation that accrued through the Termination Date (if the Company’s policy on the date of the Executive’s termination provides for accrual of vacation), in each case on or before the time required by law.

(c) Severance. Under certain circumstances, the Executive may be eligible for severance compensation as set forth in, and subject to, the Company’s Severance Plan for Executive Officers , which is attached hereto as Exhibit B (the “Severance Plan”). By signing this Agreement, you are agreeing to the terms and conditions of the Severance Plan.

(d) Notice of Termination. Except for termination by reason of death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written notice of termination to the other party.

(e) Automatic Resignation of Other Positions. The termination of Executive’s employment with the Company for any reason shall automatically be deemed a resignation by the Executive of any other position held by the Executive with the Company or any affiliate of the Company, whether as an officer, director, fiduciary or otherwise.

Codiak BioSciences, Inc. – 35 Cambridge Park Drive, Suite 500, Cambridge, MA 02140

www.codiakbio.com

4. Continuing Obligations.

(a) Employee Confidentiality, Assignment and Nonsolicitation Agreement. Executive understands that this Agreement is contingent upon Executive executing and returning the Employee Confidentiality, Assignment and Nonsolicitation Agreement attached hereto as Exhibit C and complying with the obligations contained therein.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Company, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment with the Company, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

5. Integration; Absence of Reliance. This Agreement (including any documents referenced herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, communications and understandings between the parties concerning such subject matter. In signing this Agreement, the Executive acknowledges and agrees that the Executive is not relying upon any promise, communication or representation made by anyone at or on behalf of the Company with respect to the subject matter herein, except as expressly contained in this Agreement.

6. Amendment; No Waiver. This Agreement may be amended or modified only in writing signed by the Executive and the Chairperson of the Board. No waiver of the Company’s rights hereunder shall be effective unless made in writing and signed by an authorized officer of the Company. The failure of the Company to require the performance of any term or obligation of this Agreement, or the waiver by the Company of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7. Governing Law; Jurisdiction. Except as otherwise expressly provided in the Equity Documents or the Severance Plan: (i) this Agreement, and any disputes arising out of or in any way related to the Executive’s employment with the Company or separation from employment (collectively, “Disputes”), shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof; (ii) the parties hereby agree that the state and federal courts of Massachusetts shall be the exclusive jurisdiction and exclusive venue for any such Dispute, and hereby submit to such jurisdiction and venue; (iii) the parties hereby waive any right to a jury trial with respect to any such Dispute.

8. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and assigns, provided however that Executive shall have no right to assign this Agreement or delegate Executive’s obligations hereunder.

Codiak BioSciences, Inc. – 35 Cambridge Park Drive, Suite 500, Cambridge, MA 02140

www.codiakbio.com

9. Taxes. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10. Survival. The provisions of this Agreement shall survive the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

11. Prior Employment. In making this offer, the Company understands, and in accepting it Executive represents, that Executive is not under any obligation to any prior employer or any other person or entity which would prevent, limit, or impair in any way the performance of Executive’s duties as an employee of the Company.

This offer is subject to satisfactory background and reference checks, as determined by the Company in its sole discretion. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

Thank you for going through this process with us. Please notify us of your decision no later than XXX. If you are accepting employment as described herein, please sign where indicated below and return the fully signed Agreement by that date. I look forward to seeing you at Codiak!

Codiak BioSciences, Inc.

/s/ Douglas E. Williams
By: Douglas E. Williams, Ph.D.
Its: Chief Executive Officer and President

EXECUTIVE

/s/ Jennifer Wheler
Jennifer Wheler

Codiak BioSciences, Inc. – 35 Cambridge Park Drive, Suite 500, Cambridge, MA 02140

www.codiakbio.com

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